NEWSRELEASE                                              (WILLIAMS COMPANY LOGO)

NYSE: WMB
--------------------------------------------------------------------------------

DATE:        Oct. 22, 2003


              WILLIAMS ANNOUNCES FINAL PRICING FOR $241 MILLION OF
                    CASH TENDER OFFERS, CONSENT SOLICITATIONS

         TULSA, Okla. - Williams (NYSE:WMB) today announced the consideration to be paid in its previously announced cash tender offers and consent solicitations for approximately $241 million of its outstanding notes, including approximately $27 million of 9.875 percent debentures due 2020, originally issued by Transco Energy Company; $106 million of various tranches of Series B Medium Term Notes due 2003-2022, originally issued by MAPCO, Inc.; and $108 million in three series of debentures, due 2012-2021, issued by Williams under a 1990 indenture. The total consideration for each security is listed in the table below.

                                                                                          TOTAL
                                                  REFERENCE                           CONSIDERATION
   TITLE OF SECURITY      REFERENCE SECURITY    SECURITY YIELD     FIXED SPREAD        (PER $1,000)
   -----------------      ------------------    --------------     ------------       -------------
Transco Notes
    9.875% due 2020       5.375% due 2/15/31        5.14%             2.100%            $1,252.02

 MAPCO Notes
    8.85% due 2003       T-Bill due 11/13/03        0.91%             0.000%            $1,000.44
    8.87% due 2004        3.625% due 3/31/04        1.07%             0.500%            $1,026.01
    8.85% due 2004        3.625% due 3/31/04        1.07%             0.500%            $1,028.14
    8.78% due 2004       2.000% due 11/30/04        1.33%             0.875%            $1,066.09
    8.60% due 2005       1.5000% due 2/28/05        1.42%             1.100%            $1,078.29
    8.70% due 2005       1.5000% due 7/31/05        1.42%             1.250%            $1,101.03
    8.20% due 2006        7.000% due 7/15/06        2.20%             1.500%            $1,114.88
    8.45% due 2007        6.250% due 2/15/07        2.47%             1.600%            $1,133.19
    8.25% due 2007        4.375% due 5/15/07        2.61%             1.700%            $1,133.65
    8.25% due 2007        4.375% due 5/15/07        2.61%             1.700%            $1,133.65
    8.43% due 2008        3.250% due 8/15/08        3.14%             1.800%            $1,145.52
    8.55% due 2011        4.250% due 8/15/13        4.26%             1.700%            $1,158.52
    8.63% due 2013        4.250% due 8/15/13        4.26%             2.000%            $1,170.72
    8.48% due 2013        4.250% due 8/15/13        4.26%             2.000%            $1,160.05
    8.40% due 2014        4.250% due 8/15/13        4.26%             2.100%            $1,156.99
    8.80% due 2022        5.375% due 2/15/31        5.14%             2.100%            $1,158.58
    8.70% due 2022        5.375% due 2/15/31        5.14%             2.100%            $1,148.82
    8.72% due 2022        5.375% due 2/15/31        5.14%             2.100%            $1,150.52

Williams Notes
    8.875% due 2012       4.25% due 8/15/13         4.26%             1.900%            $1,182.93
    10.25% due 2020       5.375% due 2/15/31        5.14%             2.100%            $1,288.59
    9.375% due 2021       5.375% due 2/15/31        5.14%             2.100%            $1,212.97

         The total consideration for each security was determined as of 2 p.m. Eastern time today by reference in each case to a fixed spread above the yield to maturity of the designated United States Treasury reference securities listed in the table above.

         The total consideration for each security includes a consent payment of $30 per $1,000 principal amount for all notes properly tendered and not withdrawn on or prior to Oct. 20, 2003. The tender offer consideration, which is payable with respect to any notes tendered (and not later withdrawn) after Oct. 20, 2003, and prior to the scheduled expiration of the tender offers on Nov. 6, 2003, will exclude the $30 consent payment. Payment for all of the notes accepted in these tender offers is expected to occur on Nov. 10, 2003, and will include accrued and unpaid interest up to but not including the settlement date.

         Williams has retained Lehman Brothers Inc. to serve as the lead dealer manager, Banc of America Securities LLC, Citigroup Global Markets Inc. and J. P. Morgan Securities Inc. to serve as co-dealer managers, and D.F. King & Co. Inc. to serve as the information agent for the tender offer.

         Requests for documents may be directed to D.F. King & Co. Inc. by telephone at (800) 431-9643 or (212) 269-5550 or in writing at 48 Wall Street, 22nd Floor, New York, NY 10005. Questions regarding the tender offer may be directed to Lehman Brothers, at (800) 438-3242 or (212) 528-7581.

         This press release shall not constitute a tender offer to purchase or a solicitation of acceptance of the tender offer, which may be made only pursuant to the terms of the tender offer to purchase and related letter of transmittal. In any jurisdiction where the laws require the tender offer to be made by a licensed broker or dealer, the tender offer shall be deemed made on behalf of the company by Lehman Brothers Inc. or one or more registered brokers or dealers under the laws of such jurisdiction.

ABOUT WILLIAMS (NYSE:WMB)

Williams, through its subsidiaries, primarily finds, produces, gathers, processes and transports natural gas. Williams' gas wells, pipelines and midstream facilities are concentrated in the Northwest, Rocky Mountains, Gulf Coast and Eastern Seaboard. More information is available at www.williams.com.

CONTACT:    Kelly Swan
            Williams (media relations)
            (918) 573-6932

            Travis Campbell
            Williams (investor relations)
            (918) 573-2944

            Richard George
            Williams (investor relations)
            (918) 573-3679


                                      # # #

Portions of this document may constitute "forward-looking statements" as defined by federal law. Although the company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the "safe harbor" protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in the company's annual reports filed with the Securities and Exchange Commission.